Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

by and among

FreightCar Rail Services, LLC,

FreightCar Short Line, Inc.

and

ARS Nebraska, LLC

Dated September 30, 2015

TABLE OF CONTENTS

		PAGE

Section 9.11.	Severability	30

Section 9.12.	Expenses	31

Section 9.13.	Construction	31

Section 9.14.	Injunctive Relief	31

Section 9.15.	Disclosure Schedule and Exhibits	31

EXHIBITS

Exhibit A	—	Form of Bill of Sale

Exhibit B	—	Form of Assignment and Assumption Agreement

Exhibit C	—	Form of Transition Services Agreement

Exhibit D	—	Form of Escrow Agreement

Exhibit E	—	Form of Assumption Agreement

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of September 30, 2015, by and among FreightCar Rail Services, LLC, a Delaware limited liability company (“FCRS”), FreightCar Short Line, Inc., a Delaware corporation (“FCSL” and together with FCRS, “Sellers” and each individually “Seller”), and ARS Nebraska, LLC, a Delaware limited liability company (“Buyer”). Sellers and Buyer are referred to collectively herein as the “Parties” and each individually as a “Party”.

R E C I T A L S

WHEREAS, FCRS is engaged in the business of railcar maintenance and repair, including full service repair, storage, certain limited fabrication and finishing services in shops located near major rail corridors; on-site mobile services; maintenance management; inspection and consulting; and car repair billing (the “Business”);

WHEREAS, FCSL owns, but has never commercially operated, a short-line railway in Grand Island, Hall County, Nebraska (the “Railway”); and

WHEREAS, Buyer desires to purchase and assume from Sellers and Sellers desire to sell and assign to Buyer certain assets and liabilities of the Business and the Railway as further described herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

ARTICLE I

DEFINITIONS

Section 1.1. Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Adverse Consequences” means actual out-of-pocket losses, damages, costs or expenses (including reasonable attorneys’ fees) incurred or sustained by, or imposed on, an Indemnified Party; provided, that “Adverse Consequences” shall not include any damages calculated based on a diminution in value, consequential, multiple, incidental, special or punitive damages, or lost profits.

“Affiliate” shall mean, with respect to any Person: (a) any other Person that controls, is controlled by, or is under common control with such Person or (b) any officer, director or shareholder of such Person. For purposes of this definition, the term “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Base Consideration” means $20,000,000.00.

“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks in Chicago, Illinois are authorized or required by law to close.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competitive Activity” means any activity that is competitive with the railcar maintenance and repair as conducted by the Business as of the Closing; provided, however, in no event shall the Parts Business, any other existing business of the Sellers, any future business activities involving the construction of new customer railcars, the re-bodying of customer railcars, or fundamental rebuild of customer railcars, or any Danville Activities, be deemed a Competitive Activity.

“Confidential Information” means any information or data concerning the Business or the Railway not already generally available to the public or that later becomes public knowledge other than through Sellers or their Affiliates in violation of this Agreement.

“Confidentiality Agreement” means that certain Non-Disclosure and Confidentiality Agreement dated February 12, 2015, by and among Seller Parent and Buyer.

“Danville Activities” means all business activities at the Sellers’ (or its Affiliates’) Danville, Illinois facility pertaining to construction of new customer railcars, the re-bodying of customer railcars, the modification of customer railcars, or the rebuild of customer railcars, including associated maintenance and repair.

“Data Room” means the electronic data room containing documents and materials relating to the Business and the Railway, maintained by Republic Partners, LLC, on behalf of Sellers, and made available to Buyer. The documents and materials relating to the Business, and the Railway that are contained therein are not intended to constitute, and shall not be construed as constituting, any representation or warranty or covenant of Sellers.

“Debt” means, with respect to any Person, any of the following: (a) indebtedness for borrowed money, (b) any unpaid interest, premiums, penalties accrued, bank overdrafts and bank fees owing on any such indebtedness, (c) obligations in respect of capitalized leases (calculated in accordance with GAAP) and obligations for the deferred purchase price of goods or services (other than trade payables incurred in the Ordinary Course of Business), (d) obligations in respect of banker’s acceptances or letters of credit, (e) guarantees of obligations of the type described in clauses (a) through (d) above of any other Person by the referenced Person, (f) any obligation in respect of interest under any existing interest rate swap or hedge agreement entered into by such Person, (g) obligations for the deferred purchase price owed in connection with any acquisitions, and (h) any Off-Balance Sheet Financing of such Person in existence, in each case to the extent secured by any Lien on any of the Purchased Assets.

“Disclosure Schedule” means the disclosure schedule delivered by Sellers to Buyer on the Closing Date.

“DTE” means DTE Rail Services, Inc., a Michigan corporation, DTE Rail Holdings II, LLC, a Michigan limited liability company f/k/a Cornhusker Railways, LLC, and their Affiliates and respective permitted successors and assigns, stockholders, officers, directors, employees, agent and representatives.

“Easements” means, collectively, the easements included in the documents identified in Section 5.12(b) of the Disclosure Schedule in favor of Sellers.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other profit sharing, deferred compensation, incentive, bonus, option or other compensation or benefit plan, program or arrangement of any kind.

“Environmental, Health, and Safety Requirements” means all federal, state, and local statutes, regulations, ordinances, and similar provisions, and all administrative orders and determinations issued to a Seller or with respect to any Real Property, relating to any of the Purchased Assets or the operation of the Business, concerning public health and safety, worker health and safety, natural resources, or pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, materials, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, noise or radiation; including without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. §§9601 et seq., the federal Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the federal Water Pollution Control Act, 33 U.S.C. §§1251 et seq., the federal Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act, 7 U.S.C. §§ 136 et seq., the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq., the Occupation Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq.

“Environmental Laws” means any present or future federal, state or local law or regulation, ordinance or international treaty signed by the United States, relating to the handling, use, control, management, treatment, storage, disposal, release or threat of release of any Hazardous Substances.

“Environmental Liabilities” means, collectively, obligations or liabilities of the Business or the Railway, whether contractual or legal, fixed or contingent, existing or resulting from any action, omission, condition or circumstance existing on or prior to, whether or not discovered prior to or after the Closing Date with respect to (a) any treatment, possession, storage, disposition, transport, handling or release of any Hazardous Substance prior to the Closing Date which would give rise to an obligation or liability; (b) any exposure of any employee, contractor, advisor or other person to any Hazardous Substance in connection with the Business, the Railway or the Real Property which would give rise to an obligation or liability; (c) the presence of any Hazardous Substances on, at, under or emanating from any of the Real Property; (d) any legal or contractual obligation to investigate, mitigate, remediate, clean up, or take any corrective action with respect to, any Hazardous Substance; (e) any pre-closing disposal or release of any Hazardous Substances or waste at, on or under the Real Property or any other location or facility relating in any way to the Business, the Railway, or the Real Property that after the Closing Date becomes subject to liability or a claim or notice of potential liability under any Environmental, Health, and Safety Requirement; (f) asbestos, asbestos-containing materials, silica or mixed dust (or any combination thereof) used by the Railway or the Business as a raw material, component or otherwise in connection with any of their respective products (including products used in sandblasting or mixed dust applications) or businesses; or (g) an obligation or liability of the Business or the Railway to remediate any Hazardous Substance or change or modify any practice, procedure, or facility regarding the treatment, possession, storage, disposition, transport, handling or release of any Hazardous Substance, if, absent a change in an Environmental, Health, and Safety Requirement after the Closing Date, remediation or change or modification to any practice, procedure, or facility would not have been necessary; provided, however, any claim or demand by Buyer against DTE (including, without limitation, any claims subrogated to any insurance carrier) which results in DTE making a claim or demand against either of the Sellers shall not be considered an Environmental Liability for purposes of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means the entity mutually designated to serve as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement by and among Buyer, Sellers and the Escrow Agent, in the form attached hereto as Exhibit E.

“Escrow Amount” means the sum of $1,960,000.00 to be deposited with the Escrow Agent and held in escrow pursuant to the Escrow Agreement.

“Fiduciary” has the meaning set forth in ERISA §3(21).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied in accordance with historical company policies, practices and procedures.

“GIEDC Note” means that certain Promissory Note dated June 22, 2015, in the original principal amount of $400,000.00, issued by FCRS in favor of Grand Island Area Economic Development Corporation.

“GIEDC Trust” means that certain Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Financing Statement dated June 23, 2015, by FCRS, to and in favor of Matthew D. Maser, Attorney at Law and member of the Nebraska State Bar Association, as Successor Trustee, for the benefit of Grand Island Area Economic Development Corporation, a Nebraska non-profit corporation.

“Hazardous Substances” means (a) any material, substance, pollutant, toxic substance, hazardous substance, hazardous waste, or hazardous material as currently or hereafter regulated by or addressed pursuant to any Environmental Law, including, without limitation, any of the foregoing specifically defined as “hazardous waste,” “industrial waste,” “hazardous substance,” “solid waste,” “hazardous material,” “pollutant,” “contaminant,” or “source material” under any Environmental, Health, and Safety Requirements; (b) asbestos; (c) polychlorinated biphenyls; (d) urea formaldehyde; (e) radon; (f) radioactive or material; (g) toxigenic mold; (h) any substance, the presence of which on, under or in the Real Property, or contained in any structure thereon, is prohibited or regulated by Environmental Law or which requires investigation or remediation under any Environmental Law; (i) oil, petroleum or any petroleum products or by-product, including, without limitation, gasoline, diesel fuel or any other petroleum hydrocarbon product or waste, natural gas, natural gas liquids, liquefied natural gas, and synthetic gas, as well as any mixtures thereof; and/or (j) any material or substance that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous to human health or the environment.

“Intellectual Property” means all of the following in the United States: (a) all know-how, processes and inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, excluding, for purposes of this clause (b), any of the foregoing to the extent such item (y) includes “FreightCar” or any derivation thereof or “OMNIS” or any derivation thereof or (z) contains a symbol or logo associated with Seller Parent (or an Affiliate thereof), (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including technical information, research and development, know-how, formulas, compositions, processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all material advertising and promotional materials, (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium), excluding, for purposes of this definition, any website maintained by any Seller or an Affiliate thereof.

“Key Employees” means Jeff Fisher, Kevin Koepke, Cindy Gulzow, Rocky Salpas, and Randy Quafie.

“Knowledge” means, with respect to a Seller, that which is actually or constructively known by the Key Employees after due inquiry.

“Leased Real Property” means all real property leasehold or subleasehold estates held by Sellers.

“Leases” means all leases or subleases, licenses and other agreements including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Sellers hold any Leased Real Property.

“Lien” means any encumbrance, pledge, restrictive agreement, claim, security interest, mortgage, charge, escrow, option, right of first refusal, indenture, security agreement, or similar restriction.

“Material Adverse Effect” means any actual effect or change that has a material adverse effect on the Purchased Assets, the Assumed Liabilities, the financial condition or the operations of the Business or the Railway; provided, however, that the term “Material Adverse Effect” shall not include any effect or change, directly or indirectly, arising out of or attributable to: (a) any general deterioration in the economy or change in financial market conditions; (b) conditions generally affecting the industries in which the Business or Railway operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (f) any matter set forth in the Disclosure Schedule; (g) any changes in applicable law, statute, law, regulation, rule or accounting rule (including GAAP); (h) any natural or man-made disaster or acts of God; or (i) any failure by the Business or Railway to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded). All references to dollar-amount thresholds in this Agreement shall not be deemed to be evidence of the existence or non-existence of materiality or of a Material Adverse Effect.

“Most Recent Month End” means August 31, 2015.

“Off-Balance Sheet Financing” means (a) any liability of Sellers under any sale and leaseback transactions which does not create a liability on the consolidated balance sheet of Sellers and (b) any liability of Sellers under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where the transaction is considered indebtedness for borrowed money for federal income tax purposes but is classified as an operating lease in accordance with GAAP for financial reporting purposes.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Real Property” means all land, buildings, structures, improvements, fixtures or other interest in real property owned by Sellers.

“Parts Business” means the business conducted by Seller Parent and any of its current or future Affiliates of manufacturing and distributing railcar parts and components and providing fabrication and finishing services for all rail car types whether manufactured by Seller Parent or any of its Affiliates or any other third parties.

“Permit” means any license (other than a license of Intellectual Property), import license, export license, franchise, consent, permit, certificate, certificate of occupancy, order, authorization, approval or registration with any governmental body.

“Permitted Lien” means the following Liens: (a) statutory landlord’s liens and liens for current taxes, assessments and governmental charges not yet due and payable or, if due, set forth on Section 1.1 of the Disclosure Schedule and being contested in good faith by appropriate proceedings during which collection or enforcement against the property is stayed; (b) zoning laws and ordinances and similar laws to the extent not violated or breached; (c) statutory liens or other encumbrances or imperfections of title or technical defects in title that individually or in the aggregate do not impair the value, marketability or utility of the related asset as presently utilized in the Business or by the Railway; (d) liens of carriers, warehousemen, mechanics, laborers and materialmen and other similar statutory liens incurred in the Ordinary Course of Business for sums not yet due or being diligently contested in good faith; and (e) non-exclusive licenses of Seller Intellectual Property Assets granted in the Ordinary Course of Business which do not, individually or in the aggregate, impair the value, marketability or utility of such Seller Intellectual Property Assets as currently used in the Business or the Railway, and are set forth on Section 1.1 of the Disclosure Schedule.

“Permitted Encumbrance” means the items listed as such in Section 5.12(a) of the Disclosure Schedule.

“Person” means an individual, a partnership, a corporation, limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Real Property” means, collectively, the Leased Real Property, the Easements and Owned Real Property.

“Seller Intellectual Property” means all Intellectual Property which is owned exclusively by Sellers.

“Sellers’ Knowledge” means the Knowledge of either Seller, collectively.

“Seller Lease” means each Lease required to be listed in Section 5.12(c) of the Disclosure Schedule.

“Seller Parent” means FreightCar America, Inc., a Delaware corporation.

“Seller Software” means application source code and databases for the repair shop operating modules only of Sellers’ proprietary system OMNIS.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any manager, management board, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any law relating to any Tax, including any amendment thereto.

“Third Party IP” means Intellectual Property that is material to the operation of the Business that any third party owns that is licensed to Sellers for use in the conduct of the Business as currently conducted or with respect to the Railway, other than “off the shelf” software.

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Transition Services Agreement, the Parts Supply Agreement, the Assumption Agreement, and all other documents and agreements delivered pursuant hereto.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

Section 1.2. Glossary. The following Glossary of Defined Terms sets forth the section reference of the definitions of certain other defined terms used in the Agreement:

AAA	9.9(a)
Agreement	Preamble
Assignment and Assumption Agreement	7.1(e)(iii)
Assumed Liabilities	2.3
Assumption Agreement	7.1(e)(vii)
Back Office Services and Assets	5.13(b)
Beneficial Rights	2.5
Bill of Sale	7.1(e)(ii)
Business	Recitals
Buyer	Preamble
Buyer Environmental Liabilities	8.3(a)
Buyer Indemnitees	8.2(a)
Buyer Plans	6.5(b)
CERCLA	1.1
Closing	3.3
COBRA Obligations	6.5(d)

Delayed Transfer Asset Consents	2.5(b)
Delayed Transfer Assets	2.5(a)
Direct Claim	8.4(e)
Effective Time	3.3
Employees	5.16(b)
Excluded Assets	2.2
Excluded Intellectual Property Assets	2.2(n)
Excluded Liabilities	2.4
FCRS	Preamble
FCSL	Preamble
Group A	2.5(b)
Group B	2.5(b)
Financial Statements	5.7
Improvements	5.12(d)
Indemnified Party	8.4(a)
Indemnifying Party	8.4(a)
Indemnity Notice	8.4(e)
Inventory	2.1(c)
Material Contract	5.14
Most Recent Financial Statements	5.7
Most Recent Fiscal Year End	5.7
Parts Supply Agreement	7.1(e)(xii)
Party or Parties	Preamble
Purchased Assets	2.1
Railcar Storage Agreement	7.1(e)(xii)
Receivables	2.1(a)
Seller Indemnitees	8.3(a)
Seller Indemnity Cap	8.2(b)
Seller Intellectual Property Assets	2.1(f)
Seller Threshold Amount	8.2(c)
Sellers	Preamble
Third Party Claim	8.4(a)
Transferred Employees	6.5(a)
Transition Services Agreement	7.1(e)(iv)

ARTICLE II

PURCHASE AND SALE OF ASSETS

Section 2.1. Assets to be Transferred. Subject to the terms and conditions of this Agreement and for the consideration herein stated, on the Closing Date, Sellers shall sell, transfer, convey, assign, and deliver to Buyer, and Buyer shall purchase and accept, all of Sellers’ right, title and interest in the following assets to the extent that such assets exist as of the Closing Date and exclusively relate to the Business or the Railway, free and clear of all Liens, other than Permitted Liens and Permitted Encumbrances, (collectively, the “Purchased Assets”):

(a) All accounts receivable not aged greater than sixty (60) days past invoice due date listed on Section 2.1(a) of the Disclosure Schedule (the “Receivables”);

(b) All machinery, equipment, building improvements, fixtures, vehicles, furniture, tools, dies, patterns, parts and other personal property and fixed assets, including all those listed on Section 2.1(b) of the Disclosure Schedule;

(c) All inventories, including all raw materials and work in process, held by Sellers for twelve (12) months or less, as determined on a first-in first-out basis, listed or otherwise described on Section 2.1(c) of the Disclosure Schedule (“Inventory”);

(d) All Owned Real Property;

(e) All Seller Leases;

(f) All Seller Software listed on Section 2.1(f) of the Disclosure Schedule, Seller Intellectual Property listed on Section 2.1(f) of the Disclosure Schedule and Sellers’ rights to use any Third Party IP licenses listed on Section 2.1(f) of the Disclosure Schedule (collectively, “Seller Intellectual Property Assets”);

(g) All packing and shipping materials and office supplies, including invoices, brochures, catalogs, and pamphlets;

(h) All current lists of customers, customer files and rights under sales contracts and customer orders;

(i) All records, documents and books relating to the Purchased Assets, excluding (i) all records and returns relating to Taxes, assessments and similar governmental levies concerning Sellers (other than personal property taxes, assessments and levies imposed on the Purchased Assets); (ii) all corporate records of Sellers, such as corporate minute books and stock transfer records; and (iii) all records and documents relating to any of the Excluded Assets or Excluded Liabilities; provided, however, if any of the foregoing include books and records relating to any of the Purchased Assets, copies of all such books and records shall be provided to Buyer at Closing;

(j) All rights under, interests in and deposits under all supplier agreements and orders, purchase orders, rebate agreements, leases and all other agreements, contracts and commitments, including those contracts with an Affiliate of either Seller as set forth on Section 2.1(j) of the Disclosure Schedule;

(k) All contracts and covenants of Transferred Employees and consultants with respect to confidentiality, secrecy, non-solicitation, and/or proprietary information of a Seller, and all applicable rights thereunder;

(l) All computer equipment and systems, software, programs and data, telephone numbers and internet domain name registrations (other than those which (i) include “FreightCar” or any derivation thereof or (ii) contain a symbol or logo associated with Seller Parent) (or an Affiliate thereof)), identified on Section 2.1(l) of the Disclosure Schedule;

(m) All rights under, interests in and deposits under all licenses, permits, product registrations, filings, authorizations, approvals and indicia of authority issued by any governmental entity or agency (and pending applications for any thereof) to the extent transferable;

(n) All rights and claims against others to the extent that such rights and claims against others arise from or are in connection with the Purchased Assets or Assumed Liabilities; and

(o) All advances, prepaid expenses and deposits paid with respect to Purchased Assets, other than advances, prepaid expenses and deposits made by Sellers with respect to insurance.

Section 2.2. Excluded Assets. The provisions of Section 2.1 notwithstanding, it is expressly understood and agreed that the Purchased Assets shall not include the following (collectively, the “Excluded Assets”):

(a) Corporate accounting journals and corporate books of account which comprise Sellers’ permanent accounting or tax records;

(b) Corporate minute books, records and any corporate seals of Sellers; provided, however, copies of all such books and records relating to the Purchased Assets shall be provided to Buyer at Closing.

(c) Refunds and prepayments pertaining to any Tax obligations of Sellers;

(d) Items included in the definition of Purchased Assets sold, transferred or disposed of in the Ordinary Course of Business prior to Closing;

(e) Corporate records included in the definition of Purchased Assets that Sellers wish to maintain, provided copies of such records are made available to Buyer and further provided that such records will be included in Confidential Information as referenced in Section 6.3;

(f) Any rights, claims, and interest of Sellers in and to this Agreement and the Transaction Documents;

(g) All claims, counterclaims and rights of Sellers against third parties to the extent such claims relate to Excluded Assets or Excluded Liabilities;

(h) All right, title and interest in and to the name or mark “FreightCar” or “OMNIS”;

(i) Any agreement, contract or commitment with an Affiliate of either Seller that is not set forth on Section 2.1(j) of the Disclosure Schedule;

(j) All insurance policies of Sellers and all rights to applicable claims and proceeds thereunder;

(k) Any capital stock or equity interests, including any capital stock or equity interests of FreightCar Rail Services, LLC, FreightCar Rail Management Services, LLC, FreightCar Alabama, LLC and FreightCar Roanoke, LLC;

(l) All cash and cash equivalents, bank accounts, intercompany accounts, securities and investments of Sellers;

(m) Any attorney-client privileges, rights, and materials related thereto; including, any and all attorney-client privileges, rights, and materials related to the transactions contemplated by this Agreement and any other previously proposed conveyances of the stock or assets of Sellers (whether by merger or otherwise);

(n) Any Seller Intellectual Property and Third Party IP not listed on Section 2.1(f) of the Disclosure Schedule, including commercially available “off the shelf” software (collectively, the “Excluded Intellectual Property Assets”);

(o) All accounts receivable aged greater than sixty (60) days past invoice due date;

(p) All inventories, including all raw materials and work in process, held by Sellers for more than twelve (12) months, as determined on a first-in first-out basis;

(q) All other Excluded Assets set forth on Section 2.2(q) of the Disclosure Schedule.

Section 2.3. Assumed Liabilities. At the Closing, Buyer shall assume and pay, perform and discharge, as the same shall become due all the liabilities and obligations, of every kind or nature, except for the Excluded Liabilities, to the extent arising out of or relating to the Business or the Railway, whether arising before or after the Closing Date, including the following (collectively, the “Assumed Liabilities”):

(a) Obligations and liabilities under any contract included in the Purchased Assets (other than any obligations or liabilities of Sellers that arise due to any failure by either Seller to perform prior to the Closing);

(b) Environmental Liabilities arising from or in connection with the actions or inactions of Buyer after the Closing Date;

(c) The obligations set forth in Section 6.5(b)(iv); and

(d) Any other obligations and liabilities of Sellers set forth on Section 2.3(d) of the Disclosure Schedule.

Section 2.4. Excluded Liabilities. Buyer shall not assume and shall not be liable or responsible for any of the following liabilities or obligations of either Seller (collectively, the “Excluded Liabilities”, subject to Section 6.7):

(a) Obligations or liabilities arising out of or based on any violation, on or prior to the Closing Date, of any statute, law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either Seller is subject;

(b) Obligations or liabilities related to the Excluded Assets;

(c) Obligations or liabilities for Taxes assessed on the income of the Business or the Railway or the existence of any Seller as of the Closing Date;

(d) Obligations or liabilities related to any failure to maintain, fund or administer any Employee Benefit Plan in accordance with its terms and applicable laws and regulations;

(e) Environmental Liabilities arising from or in connection with the actions or inactions of any Person on or prior to the Closing Date;

(f) Obligations or liabilities related to any retention letter or agreement, restricted share award agreement, bonus, deferred compensation plan, incentive compensation plan or similar Employee Benefit Plan related to periods on or prior to the Closing Date, except to the extent accrued on the Most Recent Financial Statements;

(g) Obligations or liabilities related to any Debt on the part of either Seller; and

(h) Any other obligations or liabilities not expressly set forth in Section 2.3 of this Agreement.

Section 2.5. Non-Assignable Assets.

(a) In the event that a contract, property, right or other asset of Sellers constitutes a part of the Purchased Assets and if the attempted sale, transfer or assignment thereof to Buyer without the consent or approval of another party or governmental entity would be ineffective or would constitute a breach of contract or a violation of laws or would in any other way adversely affect the rights of Buyer as transferee or assignee and such consent or approval is not obtained on or prior to the Closing Date (the “Delayed Transfer Assets”), to the extent possible, (i) Sellers shall transfer a beneficial interest in or to such contracts, properties, rights or other assets (collectively, the “Beneficial Rights”) to Buyer, (ii) Buyer shall assume or discharge the obligations of Sellers under each such Beneficial Right as agent for Sellers, and Sellers shall act as Buyer’s agent in the receipt of any benefits, rights or interest received from the Beneficial Rights, and (iii) Sellers shall transfer control over the administration and enforcement of such contracts, properties, rights or other assets to Buyer. Sellers shall use commercially reasonable efforts (and bear the costs of its efforts), to obtain and secure any and all consents and approvals that may be necessary to effect the legal and valid sale, transfer or assignment of the contracts, properties, rights or other assets underlying the Beneficial Rights, including their formal assignment or novation, if, as determined in writing in the sole discretion of Buyer, advisable. The Delayed Transfer Assets are listed on Section 2.5 to the Disclosure Schedule.

(b) In the event any of the consents or approvals for the Delayed Transfer Assets listed as items 1-5 on Section 2.5 of the Disclosure Schedule (“Group A”) and items 6-7 on Section 2.5 of the Disclosure Schedule (“Group B”) (each of the consents or approvals in Group A and Group B, a “Delayed Transfer Asset Consent”) are not obtained within ninety (90) days after the Closing Date, Sellers shall pay an administrative fee to Buyer determined as follows:

(i) with respect to the Delayed Transfer Asset Consents in Group A, (A) if none are obtained, the administrative fee shall be equal to $150,000.00, and (b) if some, but not all, of such Delayed Transfer Asset Consents are obtained, the administrative fee shall be $150,000.00, prorated based on the number of Delayed Transfer Asset Consents listed under Group A not obtained, divided by five (5); and

(ii) with respect to the Delayed Transfer Asset Consents in Group B, (a) if none are obtained, the administrative fee shall be equal to $50,000, and (b) if only one (1) such Delayed Transfer Asset Consent is obtained, the administrative fee shall be $50,000, prorated based on the number of Delayed Transfer Asset Consents in Group B not obtained, divided by two (2).

Notwithstanding the foregoing, no administrative fee (or portion thereof) shall be due and owing with respect to any Delayed Transfer Asset Consent if, within such ninety (90) day period, the applicable Delayed Transfer Asset has otherwise expired, or Buyer has otherwise entered into a contract with the counterparty to the applicable Delayed Transfer Asset.

ARTICLE III

PURCHASE PRICE

Section 3.1. Payment of the Purchase Price at Closing. At the Closing, Buyer shall (a) assume the Assumed Liabilities, (b) deliver to Sellers by wire transfer the Base Consideration less the Escrow Amount, and (c) deliver to the Escrow Agent by wire transfer the Escrow Amount, which shall be held and disbursed in accordance with the terms of the Escrow Agreement.

Section 3.2. Allocation. The sum of the Base Consideration and the Assumed Liabilities shall be allocated among the Purchased Assets for all Tax purposes by Sellers and Buyer pursuant to a written notice by Buyer to Sellers following the Closing Date, but no later than December 31, 2015. Such written notice shall be prepared by Buyer in consultation with Sellers and in accordance with 26 U.S.C. § 1060 and all administrative rules promulgated thereunder. Neither Sellers nor Buyer shall take any position (whether in Tax audits, Tax Returns or otherwise) that is inconsistent with the allocations set forth in such written notice, unless otherwise required to do so by applicable law.

Section 3.3. Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur at the offices of Kelley Drye & Warren LLP, in Chicago, Illinois, at 10:00 AM local time, on the date hereof or at such other time and place as Buyer and Sellers may agree. All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:01 AM on such date (the “Effective Time”).

Section 3.4. Transfer Taxes. All transfer, documentary, sales, use, registration and other similar Taxes and related fees (including penalties, interest and additions to Taxes) incurred in connection with this Agreement and the transactions contemplated hereby will be borne exclusively by the Sellers.

Section 3.5. Prorations. All prorations provided to be made “as of the Closing Date” shall be made as of the Effective Time and shall be deemed final at Closing. The following items shall, as applicable, be prorated between Buyer and Sellers or credited to Buyer or Sellers: real estate taxes, annual installments of special assessments payable therewith, and utilities that are payable in the year in which the Closing occurs shall be prorated between Buyer and Sellers as of the Closing Date.

Section 3.6. Closing Statement. At least two (2) Business Days prior to the Closing Date, Sellers shall deliver to Buyer a written statement describing the flow of funds contemplated under this Agreement as of the Closing Date, including, without limitation, the flow of funds contemplated under Sections 3.1, 3.4 and 3.5.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this Article IV are correct and complete as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date).

Section 4.1. Organization and Power. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, and all necessary limited liability company power and authority and all necessary rights, licenses, permits and franchises to own, lease and operate its assets and to carry on its business.

Section 4.2. Authorization of Transaction. Buyer has all necessary limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. This Agreement constitutes, and the other Transaction Documents to which Buyer is a party constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with their terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents. The execution, delivery and performance of this Agreement and the other Transaction Documents have been duly authorized by Buyer.

Section 4.3. Non-contravention. Neither the execution and the delivery of this Agreement nor any of the other Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will (a) violate or breach any constitution, statute, law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject, (b) violate or conflict with any provision of its charter, bylaws, or similar governing documents or (c) conflict with, result in a breach of, constitute a default under, or result in the acceleration of, any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

Section 4.4. Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Sellers could become liable or obligated.

Section 4.5. Non-Inducement. Buyer has not (a) been induced to enter into this Agreement by any statement, representation, warranty, or covenant that is not specifically set forth in this Agreement, and (b) relied on any projection of Sellers regarding the future profitability of the Business.

Section 4.6. Knowledge of Misrepresentation and Independent Investigation. Buyer acknowledges and agrees that (a) in making its decision to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Sellers set forth in Article V of this Agreement (including the related portions of the Disclosure Schedule), and (b) neither Seller nor any other Person has made any representation or warranty as to either Seller, the Business, the Railway, or this Agreement, except as expressly set forth in Article V of this Agreement (including the related portions of the Disclosure Schedule).

Section 4.7. Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, BUYER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY. THE REPRESENTATIONS OR

WARRANTIES SET FORTH IN THIS ARTICLE IV HEREOF ARE IN LIEU OF ANY AND ALL REPRESENTATIONS AND WARRANTIES SELLERS MAY HAVE UNDER ANY APPLICABLE LAW.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLERS

Subject to the disclosures set forth in the corresponding sections of the Disclosure Schedule, Sellers jointly and severally represent and warrant to Buyer that the statements contained in this Article V are correct and complete as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date).

Section 5.1. Organization, Qualification, and Power. Each Seller is duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each Seller has all necessary corporate or limited liability company power and authority and all licenses and permits necessary to carry on any businesses in which it is engaged and to own, lease and use the properties owned, leased and used by it, except where the failure to have such licenses and permits would not have a Material Adverse Effect.

Section 5.2. Authorization of Transaction. The transactions contemplated by this Agreement have been approved by all necessary corporate or limited liability company, as applicable, action of each Seller, including approval of the transactions contemplated by this Agreement by each Seller’s stockholders or members. No additional authorization on the part of either Seller is necessary in connection with the consummation of the transactions contemplated by this Agreement.

Section 5.3. Subsidiaries; Investments in Other Entities. Except as set forth on Section 5.3 of the Disclosure Schedule, each Seller has no Subsidiaries and does not own, directly or indirectly, any interest or investment, whether debt or equity (other than an interest as a creditor holding a trade account receivable), or any obligation, option or right to acquire any interest, direct or indirect, in any other corporation or other entity.

Section 5.4. Non-contravention. Neither the execution and the delivery of this Agreement nor any of the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, will (a) to the Knowledge of Sellers, violate or breach any constitution, statute, law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either Seller is subject, (b) violate or breach any constitution, statute, law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either Seller is subject which gives rise to any right of rescission by any Person, (c) violate or conflict with any provision of the charter or bylaws, or similar governing documents, of either Seller, or (d) conflict with, result in a breach of, constitute a default under or result in the acceleration of a Material Contract, except as set forth in Section 5.4 of the Disclosure Schedule. Except as set forth on Section 5.4 of the Disclosure Schedule, neither Seller is required to give any notice to, make any filing with, or obtain any authorization, consent, Permit or approval of any government or governmental agency in connection with the consummation of the transactions contemplated hereby.

Section 5.5. Brokers’ Fees. Except for any obligations to Republic Partners, LLC, neither Seller has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

Section 5.6. Title to Assets. Except as set forth in Section 5.6 of the Disclosure Schedule, each Seller has good and transferable title to all of the Purchased Assets free and clear of all Liens, other than Permitted Liens and Permitted Encumbrances. Except as set forth in Section 5.6 of the Disclosure Schedule, each material tangible asset included in the Purchased Assets has been maintained in accordance with standard industry practice of the Business or the Railway, as applicable, and is in operating condition (ordinary course wear and tear excepted) adequate for the operation of the Business. Subject to Section

5.13(b), and except as set forth in Section 5.6 of the Disclosure Schedule, the Purchased Assets are all the assets, properties and rights necessary to operate the Business and the Railway, consistent with past practice in all material respects.

Section 5.7. Financial Statements. Attached hereto as Section 5.7 of the Disclosure Schedule are true and complete copies of the following financial statements (collectively the “Financial Statements”): (a) unaudited pro forma consolidated balance sheet and statements of income of Sellers as of and for the fiscal year ended December 31, 2014 (the “Most Recent Fiscal Year End”); and (b) unaudited pro forma consolidated balance sheet and statements of income of Sellers (the “Most Recent Financial Statements”) as of and for the year-to-date period ended as of the Most Recent Month End. The Financial Statements have been prepared in accordance with GAAP, subject to normal and recurring year-end adjustments and the absence of notes, and fairly present in all material respects the financial condition of the Business and the Railway as of the respective dates thereof and the results of operations for the periods indicated.

Section 5.8. Absence of Certain Changes. Except as set forth in Section 5.8 of the Disclosure Schedule and except as expressly contemplated by this Agreement, since the Most Recent Month End, the Business and the Railway have been conducted in the Ordinary Course of Business and there has not been any event, change or occurrence that has had a Material Adverse Effect. In addition, except as set forth in Section 5.8 of the Disclosure Schedule, since the Most Recent Month End, neither Seller has:

(a) sold, leased, transferred, or assigned (or entered into any agreement to do the foregoing) any of the Purchased Assets other than in the Ordinary Course of Business;

(b) allowed any Lien, other than a Permitted Lien or Permitted Encumbrance, upon any Purchased Asset;

(c) made any capital expenditure in an aggregate amount exceeding $250,000.00 which would constitute an Assumed Liability;

(d) incurred any indebtedness for borrowed money in connection with the Business or the Railway in an aggregate amount exceeding $250,000.00, except unsecured current obligations and liabilities incurred in the Ordinary Course of Business;

(e) adopted, terminated, amended or modified any Employee Benefit Plan, the effect of which in the aggregate would materially increase the obligations of Sellers of any existing annual obligation to such plans;

(f) increased the compensation of any Employee, other than in the Ordinary Course of Business; or

(g) agreed or committed to do any of the foregoing which would bind any of the Parties.

Section 5.9. Accounts Receivable. All Receivables constitute bona fide receivables resulting from the sale of products or services as to which full performance has been rendered, are not aged greater than sixty (60) days past invoice due date, are at least equal to the sum of $2,000,000.00, and are valid and to Sellers’ Knowledge are enforceable claims. To Sellers’ Knowledge, the Receivables are not subject to any pending or threatened defense, counterclaim, right of offset, returns, allowances or credits, except to the extent reserved against the Most Recent Financial Statements.

Section 5.10. Legal Compliance.

(a) Except as set forth in Section 5.10 of the Disclosure Schedule, each Seller and the operation of the Business and the Railway are currently, and have been since three (3) years prior to the Closing Date, in material compliance with all applicable laws (including rules, regulations, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, and local governments (and all agencies thereof). No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced or, to Sellers’ Knowledge, threatened against either Seller alleging any failure so to comply.

(b) All Permits necessary for the operation of the Business or the Railway have been obtained and are in full force and effect, except where the failure to obtain or maintain such Permits would not have a Material Adverse Effect.

(c) None of the representations and warranties in this Section 5.10 shall be deemed to relate to environmental matters (which are governed by Section 5.18), employee benefits matters (which are governed by Section 5.17), employment matters (which are governed by Section 5.16) or tax matters (which are governed by Section 5.11).

Section 5.11. Tax Matters.

(a) Each Seller has filed with the appropriate taxing authorities all material Tax Returns that it was required to file relating to the Business or the Railway. All Taxes shown on such Tax Returns as due and owing by each Seller with respect to the Business or the Railway have been paid.

(b) There are no Liens for Taxes upon the Purchased Assets, except Liens for current Taxes not yet due.

(c) No claim has been made in writing or, to Sellers’ Knowledge, threatened by any taxing authority in any jurisdiction in which Sellers do not file Tax Returns that they are or may be subject to tax Liens in that jurisdiction.

(d) The representations and warranties set forth in this Section 5.11 are Sellers’ sole and exclusive representations and warranties regarding Tax matters.

Section 5.12. Real Property.

(a) Section 5.12(a) of the Disclosure Schedule sets forth the address, legal description and owner of record, and identifies any material encumbrance(s) relating thereto as shown on the applicable title commitment of all Owned Real Property used in connection with the Business or the Railway. Each Seller has fee simple title to such Owned Real Property and such Owned Real Property is free and clear of all Liens, other than Permitted Liens and Permitted Encumbrances. There is no condemnation, expropriation or other proceeding in eminent domain pending or, to Sellers’ Knowledge, threatened affecting any Owned Real Property or any portion thereof. There is no other proceeding pending or, to Sellers’ Knowledge threatened which relates to any Owned Real Property that would reasonably be expected to materially and adversely affect the current ownership, use and/or possession of any Owned Real Property. Other than this Agreement and the Transaction Documents, there are no contracts or other obligations outstanding for the sale, exchange or other transfer of any Owned Real Property or any portion thereof. True and complete copies of each Deed or other conveyance document by which Sellers obtained their ownership of the Owned Real Property have been provided in the Data Room.

(b) Section 5.12(b) of the Disclosure Schedule sets forth the description of each Easement. Each Seller has good title to all of the Easements and all of the Easements are free and clear of all Liens, other than Permitted Liens and Permitted Encumbrances. Sellers have made available to Buyer in the Data Room true and complete copies of each such Easement document. There is no condemnation, expropriation or other proceeding in eminent domain pending or, to Sellers’ Knowledge, threatened affecting any Easements or any portion thereof. There is no other proceeding pending or, to Sellers’ Knowledge, threatened which relates to any Easements that would reasonably be expected to materially and adversely affect the current use or possession of any Easements. Other than this Agreement and the Transaction Documents, there are no contracts or other obligations outstanding for the sale, exchange or other transfer of any Easements or any portion thereof. True and complete copies of the Easements have been provided in the Data Room.

(c) Section 5.12(c) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property used in connection with the Business or the Railway, and a true and complete list of the Leases for each such parcel of Leased Real Property. There is no condemnation, expropriation or other proceeding in eminent domain pending or, to Sellers’ Knowledge, threatened affecting any Leased Real Property or any portion thereof. There is no other proceeding pending or, to Sellers’ Knowledge, threatened which relates to any Leased Real Property that would reasonably be expected to materially and adversely affect the current use or possession of any Leased Real Property. Other than this Agreement and the Transaction Documents, there are no contracts or other obligations outstanding for the sale, exchange or other transfer of any Leased Real Property or any portion thereof. True and complete copies of each Lease document have been made available to Buyer in the Data Room. All oral leases are described in Section 5.12(c) of the Disclosure Schedule.

(d) Except as set forth on Section 5.12(d) of the Disclosure Schedule, all buildings, structures, fixtures, rail line improvements, building systems and equipment, and all components thereof (including the roof, foundation and structural elements), included in the Real Property (the “Improvements”) are in condition and repair sufficient for the ordinary and customary operation of the Business and the Railway. Except as set forth on Section 5.12(d) of the Disclosure Schedule, there are no facts or conditions affecting any of the Improvements which would individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business or the Railway.

(e) Except as set forth in Section 5.12(e) of the Disclosure Schedule, the Real Property has been sufficient for the ordinary and customary operation of the Business and the Railway as currently conducted by Sellers.

Section 5.13. Intellectual Property and Software.

(a) Section 5.13(a)(i) of the Disclosure Schedule identifies all Seller Intellectual Property Assets, including without limitation, all Seller Software. Except as otherwise set forth in Section 5.13(a)(ii) of the Disclosure Schedule, the Sellers own all Seller Intellectual Property Assets free and clear of any Lien, other than Permitted Liens. Section 5.13(a)(iii) of the Disclosure Schedule identifies all Seller Intellectual Property Assets that are registered or filed in the name of each respective Seller with any applicable Person to perfect each respective Seller’s rights with respect thereto. Sellers have not received any written claim challenging the validity or effectiveness of the Seller Intellectual Property Assets and, to Sellers’ Knowledge, no circumstances exist and no claim is being threatened that challenges the validity or effectiveness of the Seller Intellectual Property Assets.

(b) Buyer acknowledges and agrees that Sellers are not providing back office services, hardware, communications, or network infrastructure that may be required to utilize the Seller Intellectual Property Assets (including, without limitation, the following business functions and assets: human resources, information technology, legal, finance, accounting, treasury, operations, computer hardware or infrastructure, other information technology or telecommunications hardware or services or other back office functions) (collectively, “Back Office Services and Assets”) pursuant to this Agreement. Back Office Services and Assets are held, used, or performed by Sellers or their Affiliates in the Ordinary Course of Business, none of which is primarily held, used, or performed for or in connection with the Business or with respect to the Railway. Subject to the foregoing sentence, the Seller Intellectual Property Assets together with Excluded Intellectual Property Assets comprise all Intellectual Property used by Sellers in connection with the conduct of the Business and the Railway. This Section 5.13(b) does not restrict Seller from being able to provide limited agreed upon transition services pursuant to the Transition Services Agreement during the limited term of the Transition Services Agreement.

(c) Except as set forth in Section 5.13(c) of the Disclosure Schedule, or as would not have a Material Adverse Effect: (i) the conduct of the Business or the Railway as currently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Seller Intellectual Property Assets. During the past five (5) years, neither Sellers nor any of their directors or officers have received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation or violation of Intellectual Property of any third party (including any claim that Sellers must license or refrain from using any Intellectual Property of any third party). To Sellers’ Knowledge, no third party has interfered with, challenged, infringed upon, misappropriated or violated any Seller Intellectual Property Assets.

(d) Except as set forth in Section 5.13(d) of the Disclosure Schedule, no settlements, consents, covenant not to sue or nonassertion assurances or releases have been entered into by Sellers or to which either Seller is bound that adversely affect Sellers’ right to own or use Seller Intellectual Property Assets.

(e) Except as set forth in Section 5.13(e) of the Disclosure Schedule, no third party has any marketing rights with respect to Seller Intellectual Property Assets.

(f) Except as set forth in Section 5.13(f) of the Disclosure Schedule, Sellers have not assigned, licensed or otherwise transferred any rights with respect to the Seller Intellectual Property Assets to any third party conducting any Competitive Activity in the Mid-West, and Sellers have not obligated themselves to assign, license or otherwise transfer any rights with respect to the Seller Intellectual Property Assets to any third party conducting any Competitive Activity in the Mid-West.

(g) Notwithstanding anything to the contrary in this Agreement, this Section 5.13 constitutes Sellers’ sole and exclusive representations and warranties regarding any actual or alleged infringement, misappropriation or other violation by Sellers of any Intellectual Property of any other Person.

Section 5.14. Material Contracts. Section 5.14(a) of the Disclosure Schedule lists all material contracts which relate primarily to the Business or the Railway (collectively, the “Material Contracts”). Sellers have delivered or made available to Buyer in the Data Room true and complete copies of all Material Contracts. Except as set forth in Section 5.14(b) of the Disclosure Schedule, (i) all Material Contracts are valid and enforceable in accordance with their respective terms, and (ii) no Seller is, and to Sellers’ Knowledge, no other party is, in material breach or default, under any Material Contract.

Section 5.15. Litigation. Section 5.15 of the Disclosure Schedule sets forth each instance in which either Seller (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, (b) is a party to, or to Sellers’ Knowledge, is threatened to be made a party to, or was a party to since January 1, 2015 or, to Sellers’ Knowledge, was threatened to be made a party to since January 1, 2015, any action, suit, proceeding, claim, hearing, or investigation of, in, or before any arbitrator, court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, in each case with respect to the Business or the Railway.

Section 5.16. Employees and Independent Contractors.

(a) Except as set forth on Section 5.16 of the Disclosure Schedule, neither Seller is a party to, or bound by, any collective bargaining agreement or other contract with any labor organization with respect to the Business or the Railway. Except as set forth in Section 5.16 of the Disclosure Schedule, there has not been, nor to Sellers’ Knowledge has there been any threat of, any strike, slow down, work stoppage with respect to the Business or the Railway.

(b) Sellers are in material compliance with all applicable laws pertaining to employment and employment practices to the extent they relate to the employees of the Business or the Railway (collectively, the “Employees”).

(c) The representations and warranties set forth in this Section 5.16 are Sellers’ sole and exclusive representations and warranties regarding employment matters.

Section 5.17. Employee Benefits.

(a) Section 5.17(a) of the Disclosure Schedule lists each material Employee Benefit Plan that each Seller maintains or to which a Seller contributes or has any obligation to contribute or with respect to which such Seller has any liabilities with respect to the Business or the Railway, in each case only to the extent applicable to the Employees.

(b) Except as set forth in Section 5.17(b) of the Disclosure Schedule, neither Sellers nor any person or entity required to be aggregated with Sellers under Sections 414(b), (c), (m), (n) or (o) of the Code currently or in the past has ever maintained, established, sponsored, participated in or contributed to any of the following: (i) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) a multiemployer plan (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA), or (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code.

(c) The representations and warranties set forth in this Section 5.17 are Sellers’ sole and exclusive representations and warranties regarding employee benefit matters.

Section 5.18. Environmental, Health, and Safety Requirements.

(a) Except as set forth in Section 5.18(a) of the Disclosure Schedule, to Sellers’ Knowledge, each Seller has complied with, and is in material compliance with all Environmental, Health, and Safety Requirements related to the Business, the Railway and the Real Property.

(b) Except as set forth in Section 5.18(b)(i) of the Disclosure Schedule, each Seller has obtained, has materially complied with, and is in material compliance with all, Permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of the Real Property and the operation of the Business or the Railway. A list of all such material Permits, licenses and other authorizations is set forth in Section 5.18(b)(ii) of the Disclosure Schedule. True and complete copies of all such material Permits, licenses, and other authorizations have been delivered or made available to Buyer in the Data Room.

(c) Except as set forth in Section 5.18(c) of the Disclosure Schedule, none of the Real Property is listed on, or has been proposed for listing on, the National Priorities List under CERCLA, or any similar state list.

(d) The representations and warranties set forth in this Section 5.18 are Sellers’ sole and exclusive representations and warranties regarding environmental matters.

Section 5.19. Inventory. All Inventory (i) consists of a usable quality in the Ordinary Course of Business in all material respects, (ii) has been held by Sellers for twelve (12) months or less, as determined on a first-in first-out basis, and (iii) is at least equal in value to the sum of $2,000,000.00, as determined on the book value of Sellers; provided, however, in the event that the value of the Inventory exceeds $2,000,000.00, Sellers make no representation that the portion of the Inventory exceeding $2,000,000.00 in value consists of a usable quality in the Ordinary Course of Business.

Section 5.20. Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V, NO SELLER MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO SELLERS, THE BUSINESS, THE RAILWAY, OR WITH RESPECT TO ANY OF THE ASSETS, LIABILITIES OR OPERATIONS OF A SELLER, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND ARE HEREBY WAIVED BY BUYER. THE REPRESENTATIONS OR WARRANTIES SET FORTH IN THIS ARTICLE V HEREOF ARE IN LIEU OF ANY AND ALL REPRESENTATIONS AND WARRANTIES BUYER MAY HAVE UNDER ANY APPLICABLE LAW. BUYER IS ACQUIRING THE PURCHASED ASSETS AS IS, WHERE IS, and without limiting Buyer’s ability to rely on the representations and warranties set forth herein, Buyer further agrees that no Seller nor any other person or entity shall have or be subject to any liability to Buyer or any other person or entity resulting from the distribution to Buyer, or Buyer’s use, of any such information, including any information, document or material made available or provided to Buyer in certain “data rooms,” management presentations or offering or information memoranda, or in any other form, in expectation of the transactions contemplated hereby.

ARTICLE VI

POST-CLOSING COVENANTS

Section 6.1. Further Assurances. Sellers agree that, at any time and from time to time on and after the Closing Date, they will, upon the reasonable request of Buyer and without further consideration, take all steps reasonably necessary to place Buyer or its Affiliates (as directed by Buyer) in possession and operating control of the Purchased Assets, and Sellers will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all further acts, deeds, assignments, conveyances, transfers or powers of attorney as reasonably required to sell, assign, convey, transfer, grant, assure and confirm to Buyer, all of the Purchased Assets, or to vest in Buyer good title to the Purchased Assets. Buyer agrees that, at any time and from time to time on and after the Closing Date, it will, upon the request of Sellers and without further consideration, take all steps reasonably necessary to confirm its assumption of and obligation to perform any of the Assumed Liabilities. Buyer further agrees that after the Closing Date it shall provide Sellers with reasonable access to the books and records transferred to Buyer hereunder necessary for Sellers’ tax, accounting and other corporate purposes.

Section 6.2. Litigation Support. In the event and for so long as any Party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business or the Railway, each of the other Parties will assist such defending Party’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending party is entitled to indemnification therefor under Article VIII); provided that the foregoing shall not apply to actions or claims between the Parties.

Section 6.3. Confidentiality. Sellers will treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information except as needed for Sellers’ internal or government-reporting purposes and destroy all Confidential Information retained by it in accordance with its record retention policies. In the event that Sellers are requested or required pursuant to a written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigation demand, or similar process to disclose any Confidential Information, Sellers will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.3. If, in the absence of a protective order or the receipt of a waiver hereunder, Sellers are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, either Seller may disclose the Confidential Information to the tribunal; provided, however, that such Seller shall use its reasonable best efforts to obtain an order or other assurance that confidential treatment will be accorded to such Confidential Information required to be disclosed and Seller shall use its reasonable best efforts to disclose only such Confidential Information as is necessary to comply with such written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigation demand, or similar process.

Section 6.4. Non-Competition. Without the prior written consent of Buyer, Sellers shall not, directly or indirectly, for a period of three (3) years from the Closing Date, (a) engage in any Competitive Activity in the States of Nebraska, North Dakota, South Dakota, Kansas, Minnesota, Iowa, Missouri, Wisconsin, Illinois, Indiana, Michigan and Ohio (the “Mid-West”), or (b) own more than ten percent (10%) of the outstanding capital stock or other ownership interests of an entity engaged in any Competitive Activity in the Mid-West. Notwithstanding the broad prohibition contained in this Section 6.4, Sellers direct or indirect ownership of more than ten percent (10%) of an entity or business that derives less than ten percent (10%) of its revenue from Competitive Activities, calculated on a rolling twelve (12) month basis shall not constitute a breach of this Section 6.4. Sellers acknowledge and agree that they have independently consulted with their counsel and after such consultation agree that the covenants set forth in this Section 6.4 are reasonable and proper and are necessary to protect Buyer’s interest in, and value of, the Business or the Railway (including the goodwill inherent therein).

Section 6.5. Employee Matters.

(a) Buyer shall make each of the Employees an offer of employment effective on the Closing Date at the same salary level each such Employee had ninety (90) days prior to the Closing Date (the Employees who accept such employment, the “Transferred Employees”). The offer of employment shall also include coverage of the Transferred Employees under Buyer’s Employee Benefit Plans pursuant to the terms thereof.

(b) With respect to Transferred Employees, Buyer shall (i) waive all limitations as to pre-existing condition exclusions and waiting periods under any Employee Benefit Plans of Buyer in which such employees may be eligible to participate as of or following the Closing Date (“Buyer Plans”), other than limitations or waiting periods that would not be met by such employees based on their service with Sellers as of the Closing Date; (ii) provide each Transferred Employee with credit for any payments toward out of pocket limits, deductibles, and all similar items paid prior to the Closing and in the calendar year in which the Closing occurs, in satisfying any applicable deductible, out-of-pocket, or similar requirements under any Buyer Plan, (iii) credit each employee’s service accrued with the Sellers as of the Closing Date, including any service Sellers recognized on behalf of an Employee due to any prior corporate transaction, for all purposes, including, but not limited to, under any Buyer Plan and any other benefit plan or fringe benefit plan, statutory or otherwise, other than (A) in respect of accrual of benefits under an employee pension benefit plan within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA, of Buyer or (B) to the extent such credit would result in a duplication of benefits for the same period; and (iv) assume all obligations relating to, and give full credit for all unused vacation and sick leave of each Transferred Employee, accrued as of the Closing Date (except any extraordinary bonus of vacation or sick leave granted by Sellers to such employee during the ninety (90) day period prior to the Closing Date, which shall not be assumed by Buyer).

(c) Buyer shall not take any action following the Closing that could result in WARN Act liability and shall bear any and all obligations and liability under the WARN Act resulting from employment losses relating to the sale of the Business or the Railway.

(d) Effective as of the Closing Date, the Sellers shall assume all responsibilities and obligations for continuation coverage under Sections 601 et seq. of ERISA (“COBRA Obligations”) and any state continuation coverage requirements with respect to Seller employees not hired by Buyer and their beneficiaries. Sellers agree to retain responsibility for COBRA Obligations to all individuals for whom a “qualifying event” under COBRA occurs prior to the Closing.

(e) Notwithstanding anything herein to the contrary, this Agreement shall not alter the at-will nature of any Transferred Employee’s employment.

Section 6.6. Tax Matters.

(a) Each Seller and Buyer agree to cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Return, claim for refund or audit and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment that relates to any Seller, the Purchased Assets, or the Assumed Liabilities. Such cooperation shall include the retention of records and information relating to the Purchased Assets and the Assumed Liabilities, and upon the other Party’s request, furnishing or causing to be furnished to each other as promptly as practicable, such information and assistance (including access to books and records) relating to the Purchased Assets or the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or audit and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b) The Parties agree to treat all payments made pursuant to the indemnification provisions set forth in Article VIII, as adjustments to the purchase price for Tax purposes.

Section 6.7. Assumption of Environmental Liabilities. The Assumption Agreement shall provide for the assumption by Buyer upon the fifth anniversary of the Closing Date, of all the Environmental Liabilities. Upon the assumption of the Environmental Liabilities by Buyer pursuant to the Assumption Agreement, such Environmental Liabilities shall constitute an Assumed Liability.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1. Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date (any or all of which may be waived in whole or in part by Buyer):

(a) The representations and warranties of Sellers, set forth in Article V shall be true and correct in all material respects as of the Closing Date; provided, however, that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date;

(b) Sellers shall have performed in all material respects all of their obligations required to be performed under this Agreement at or prior to Closing;

(c) No temporary restraining order, preliminary or permanent injunction or other order or issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding be pending, which would reasonably be expected to prohibit the consummation of the transactions contemplated hereby; and there shall not be any action taken, or any statute, rule, regulation or order (whether temporary, preliminary or permanent) enacted, entered or enforced which makes the consummation of the transactions contemplated hereby illegal or prevents or prohibits them;

(d) Buyer shall have received an ALTA Owner’s Standard Coverage Title Insurance Policy with respect to all Owned Real Property, issued by Fidelity National Title Insurance Company, written and marked up as of the Closing Date, insuring Buyer’s interest in each Owned Real Property (and any Easement appurtenant thereto). Except as set forth in Schedule 7.1(d) of the Disclosure Schedule, such title insurance policy shall insure fee simple title (or Easement interest, as the case may be) to each Owned Real Property and Easement, free and clear of all Liens and other matters other than Permitted Liens and Permitted Encumbrances, but subject to the standard exception for survey matters; and

(e) Sellers shall have delivered or caused to be delivered to Buyer the following, in form and substance reasonably acceptable to Buyer:

(i) a certificate of Sellers dated the Closing Date stating that the preconditions specified in Section 7.1(a), (b) and (c) have been satisfied;

(ii) the Bill of Sale, in the form of Exhibit A (the “Bill of Sale”), executed by Sellers;

(iii) the Assignment and Assumption Agreement, in the form of Exhibit B (the “Assignment and Assumption Agreement”), executed by Sellers;

(iv) the Transition Services Agreement, in the form of Exhibit C (the “Transition Services Agreement”), executed by Seller Parent;

(v) the Escrow Agreement, in the form of Exhibit D executed by Sellers;

(vi) the Assumption Agreement, in the form of Exhibit E (the “Assumption Agreement”), executed by Sellers;

(vii) Special Warranty Deeds (or the applicable jurisdiction’s equivalent thereof to convey the Owned Real Property to Buyer with limited warranties) for all Owned Real Property and quitclaim deeds or assignments of easements for the transfer of all easements running to the benefit of Sellers. Sellers shall have prepared, executed and filed all returns, questionnaires, applications or other documents required by the applicable jurisdiction in which the Owned Real Property is located, if any, regarding (A) any transfer taxes related to the Owned Real Property that are required to be filed prior to or upon Closing, or (B) the conveyance of the Owned Real Property to Buyer. Sellers shall furnish such customary undertakings and assurances reasonably necessary to cause the issuance of the title insurance policy referred to in Section 7.1(d);

(viii) all consents or approvals of third-parties set forth on Section 7.1(e)(ix) of the Disclosure Schedule, if any, but in no event with respect to any Delayed Transfer Asset (collectively, the “Required Consents”), shall have been obtained, and shall be satisfactory to Buyer or otherwise waived thereby;

(ix) a certificate of Sellers certifying (A) the resolutions duly adopted by Sellers authorizing and adopting the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of all transactions contemplated hereby and thereby and (B) the names and signatures of the officers of Sellers authorized to sign this Agreement and the Transaction Documents;

(x) non-foreign affidavits dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Code § 1445 stating that each Seller is not a “foreign person” as defined in Code § 1445;

(xi) a Railcar Storage and Switching Agreement in a form mutually agreeable to Buyer and Seller Parent (the “Railcar Storage Agreement”), executed by Seller Parent;

(xii) a Parts Supply Agreement in a form mutually agreeable to Buyer and Seller Parent (the “Parts Supply Agreement”), executed by Seller Parent;

(xiii) evidence all outstanding indebtedness under the GIEDC Note shall be deemed paid in full and the security interest held for the benefit of Grand Island Area Economic Development Corporation pursuant to the GIEDC Trust shall be released and terminated;

(xiv) such other documents and instruments as counsel for Buyer may reasonably request to consummate the transactions contemplated herein.

Section 7.2. Conditions to Sellers’ Obligations. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date (any or all of which may be waived in whole or in part by Sellers):

(a) The representations and warranties of Buyer, set forth in Article IV, shall be true and correct in all respects as of the Closing Date; provided, however, that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date;

(b) Buyer shall have performed all of its obligations required to be performed under this Agreement at or prior to Closing;

(c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding brought by a governmental entity be pending, which would reasonably be expected to prohibit the consummation of the transactions contemplated hereby; and there shall not be any action taken, or any statute, rule, regulation or order (whether temporary, preliminary or permanent) enacted, entered or enforced which makes the consummation of the transactions contemplated hereby illegal or prevents or prohibits the them;

(d) This Agreement and each other Transaction Document and the transactions contemplated hereunder and thereunder shall have been approved and adopted by the Board of Directors of Seller Parent;

(e) Buyer shall have delivered or caused to be delivered to Sellers the following, in form and substance reasonably acceptable to Sellers:

(i) a certificate of Buyer dated the Closing Date stating that the preconditions specified in Section 7.2(a), (b) and (c) have been satisfied;

(ii) the Assignment and Assumption Agreement, in the form of Exhibit B executed by Buyer;

(iii) the Transition Services Agreement, in the form of Exhibit C executed by Buyer;

(iv) the Escrow Agreement, in the form of Exhibit D executed by Buyer;

(v) the Assumption Agreement, in the form of Exhibit E executed by Buyer;

(vi) the customary documents required by the applicable jurisdiction in which the Owned Real Property is located, if any, regarding: (A) any transfer taxes related to the Owned Real Property that are required to be filed prior to or upon Closing, or (B) the conveyance of the Owned Real Property to Buyer;

(vii) the Parts Supply Agreement, executed by Buyer;

(viii) the Railcar Storage Agreement, executed by Buyer; and

(ix) such other documents and instruments as counsel for Sellers may reasonably request to consummate the transactions contemplated herein.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Survival of Representations, Warranties, Covenants and Agreements. All covenants and agreements contained in this Agreement shall survive the Closing until fully performed. All of the representations and warranties of Sellers contained in Sections 5.1, 5.2, 5.5, and 5.11 shall survive Closing hereunder and continue in full force and effect for one day beyond the applicable statute of limitations involving any obligation or liability arising thereunder, the representations and warranties of Sellers contained in Section 5.18 shall survive Closing hereunder and continue in full force and effect for a period of three (3) years, and all other representations and warranties of Sellers under this Agreement shall survive Closing hereunder and continue in full force and effect for a period of eighteen (18) calendar months thereafter. The representations and warranties of Buyer contained in Sections 4.1, 4.2, and 4.5 shall survive the Closing hereunder and continue in full force and effect for one day beyond the applicable statute of limitations involving any obligation or liability arising thereunder, and all other representations and warranties of Buyer under this Agreement shall survive Closing hereunder and continue in full force and effect for a period of eighteen (18) calendar months thereafter. The obligation of any Party to indemnify another Party shall terminate when the applicable representation or warranty terminates. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought hereunder, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 if notice describing in reasonable detail the basis for any alleged inaccuracy or breach giving rise to such right or potential right of indemnity shall have been given to the Party against whom such indemnity may be sought on or before 5:00 P.M., Chicago time, on the date on which such representation or warranty expires pursuant to this Section 8.1 (regardless of when the Adverse Consequences in respect thereof may actually be incurred).

Section 8.2. Indemnification Provisions for Buyer’s Benefit.

(a) Sellers agree to indemnify, defend and hold harmless Buyer and its Affiliates, officers, directors, and employees (collectively, the “Buyer Indemnitees”) from and against any Adverse Consequences Buyer Indemnitees may incur or suffer resulting from, arising out of, relating to, or caused by (i) the breach of any representation or warranty of Sellers in this Agreement, (ii) the nonperformance or breach of any covenant or agreement made by Sellers under this Agreement, and (iii) any Excluded Liabilities; provided, however, Sellers shall not be obligated to indemnify, defend and hold harmless Buyer Indemnitees for Buyer Environmental Liabilities (as defined below). Sellers shall not have any obligation to indemnify Buyer Indemnitees unless Buyer delivers a written claim for indemnification to Sellers pursuant to Section 9.8. In addition, Sellers shall not have any obligation to indemnify Buyer Indemnitees under Section 8.2(a)(i), unless such written claim for indemnification is made by Buyer pursuant to Section 9.8 within the survival period pursuant to Section 8.1. To the extent any claim for indemnification arises under Section 8.2(a)(i) and the representation or warranty is qualified by reference to materiality or a Material Adverse Effect, such representation or warranty shall be treated as if it did not contain any limitation as to materiality or Material Adverse Effect for the purposes of determining the amount of Adverse Consequences.

(b) Subject to Section 8.2(c), the aggregate liability of Sellers pursuant to Section 8.2(a) of this Agreement shall not exceed $1,960,000.00 (the “Seller Indemnity Cap”).

(c) Sellers shall not be liable to the Buyer Indemnitees under Section 8.2(a) unless and until the aggregate amount of all Adverse Consequences pursuant to such section exceeds One Hundred Thousand Dollars ($100,000.00) (the “Seller Threshold Amount”), in which event Sellers shall only be required to pay or be liable for Adverse Consequences in excess of the Seller Threshold Amount.

(d) Payments by Sellers pursuant to Section 8.2(a) in respect of any Adverse Consequences shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Buyer Indemnitees in respect of any such Adverse Consequence. The Buyer Indemnitees shall use commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Adverse Consequences prior to seeking indemnification under this Agreement.

(e) Notwithstanding anything contained elsewhere in this Agreement, the Parties agree that the Buyer Indemnitees shall not be entitled to recover for any breach of a representation or warranty (and the term “Adverse Consequences” shall not be construed to include damages related to such a breach) which breach is described with reasonable particularity in the Disclosure Schedule.

(f) To the extent that Buyer becomes aware that Buyer is entitled to indemnification for a matter pursuant to this Agreement, Buyer will use its commercially reasonable efforts to mitigate any Adverse Consequences it may suffer with respect to such matter.

(g) Any liability for indemnification under this Section 8.2 shall be determined without duplication of recovery in the event that a state of facts gives rise to the same Adverse Consequences arising from a breach of more than one representation, warranty, covenant or agreement or for which recovery has been obtained pursuant to any other provision of this Agreement.

Section 8.3. Indemnification Provisions for Sellers’ Benefit.

(a) Buyer shall be obligated to indemnify, defend and hold harmless Sellers and their respective Affiliates, officers, directors and employees (the “Seller Indemnitees”) from and against the entirety of any Adverse Consequences they may suffer resulting from, arising out of, relating to or caused by (i) the breach of any representation or warranty of Buyer under this Agreement, (ii) the nonperformance or breach of any covenant or agreement made by Buyer under this Agreement, (iii) the Assumed Liabilities, and (iv) any claim or demand by Buyer against DTE (including, without limitation, any claims subrogated to any insurance carrier) which results in DTE making a claim or demand against either of the Sellers; provided, however, Buyer shall not be obligated to indemnify, defend and hold harmless the Seller Indemnitees from and against any Environmental Liabilities other than any of the following Environmental Liabilities (collectively, the “Buyer Environmental Liabilities”): (A) a claim or demand by a governmental authority or other third party as a result of any voluntary communication between Buyer or its agents, representatives, employees, or successors and assigns and such governmental authority or other third party, or (B) a claim or demand by a third party against DTE resulting from Buyer’s successful assertion of any defense in event of a claim or demand against Buyer by such third party that ultimately results in DTE making a claim or demand against either of the Sellers. For purposes of this Agreement, Environmental Liabilities which arise directly from communications between Buyer or its agents and a governmental authority or other third party in response to an inquiry, request for information or similar demand initiated by a governmental authority or third party, but only where such response is legally mandated and in writing, shall not constitute Buyer Environmental Liabilities. Buyer shall not have any obligation to indemnify the Seller Indemnitees unless Sellers deliver a written claim for indemnification to Buyer pursuant to Section 9.8. In addition, Buyer shall not have any obligation to indemnify Seller Indemnitees under Section 8.3(a)(i), unless such written claim for indemnification is made by Sellers pursuant to Section 9.8 within the survival period pursuant to Section 8.1. To the extent any claim for indemnification arises under Section 8.3(a)(i) and the representation or warranty is qualified by reference to materiality or a Material Adverse Effect, such representation or warranty shall be treated as if it did not contain any limitation as to materiality or Material Adverse Effect for the purposes of determining the amount of Adverse Consequences.

(b) Subject to Section 8.3(c) and except for any Buyer Environmental Liabilities and any liabilities under Section 8.3(a)(iv), the aggregate liability of Buyer pursuant to Section 8.3(a) of this Agreement shall not exceed an amount equal to $1,960,000.00 (the “Buyer Indemnity Cap”).

(c) Buyer shall not be liable to the Seller Indemnitees under Section 8.3(a) unless and until the aggregate amount of all Adverse Consequences pursuant to such section exceeds One Hundred Thousand Dollars ($100,000.00) (the “Buyer Threshold Amount”), in which event Buyer shall only be required to pay or be liable for Adverse Consequences in excess of the Buyer Threshold Amount.

(d) Payments by Buyer pursuant to Section 8.3(a) in respect of any Adverse Consequences shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Seller Indemnitees in respect of any such Adverse Consequence. The Seller Indemnitees shall use commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Adverse Consequences prior to seeking indemnification under this Agreement.

(e) To the extent that either (or both) of the Sellers becomes aware that it (or they) is entitled to indemnification for a matter pursuant to this Agreement, such Seller(s) will use its (or their) commercially reasonable efforts to mitigate any Adverse Consequences it (or they) may suffer with respect to such matter.

(f) Any liability for indemnification under this Section 8.3 shall be determined without duplication of recovery in the event that a state of facts gives rise to the same Adverse Consequences arising from a breach of more than one representation, warranty, covenant or agreement.

Section 8.4. Matters Involving Third Parties.

(a) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which, if true (without any responsibility for independent investigation of the facts or law contained in such notice from the third party), would give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article VIII, then the Indemnified Party shall promptly notify each Indemnifying Party in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless the Indemnifying Party thereby is prejudiced (and then solely to the extent of such prejudice). Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Adverse Consequence that has been or may be sustained by the Indemnified Party.

(b) Any Indemnifying Party will have the right to participate in or assume, at the Indemnifying Party’s sole cost and expense, the defense of the Third Party Claim with counsel of its choice if such Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after receipt of the notice of the Third Party Claim that it intends to assume the defense of the Third Party Claim. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.4(c), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party and the Indemnified Party shall cooperate in good faith in the defense of the Third Party Claim. The Indemnified Party may retain separate co-counsel and participate in the defense of the Third Party Claim, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party subject to the Indemnifying Party’s right to control the defense thereof; provided, however, in the event that the interests of the Indemnifying Party and the Indemnified Party diverge to the extent that a conflict of interest would exist for counsel of the Indemnifying Party to represent both the Indemnifying Party and the Indemnified Party, Indemnified Party may retain separate co-counsel, participate through such counsel in the defense of the Third Party Claim, and at the expense of the Indemnifying Party. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of the Confidentiality Agreement) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(c) The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party and such judgment or proposed settlement includes the giving by the claimant or the plaintiff of a release of the Indemnified Party, reasonably satisfactory to the Indemnified Party, from all Adverse Consequences with respect to such Third Party Claim. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

(d) In the event the Indemnifying Party does not elect to compromise or defend the Third Party Claim or fails to notify the Indemnified Party in writing within fifteen (15) days after receipt of the notice of the Third Party Claim in accordance with Sections 8.4(b) (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith) and (ii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, or caused by the Third Party Claim to the fullest extent provided in this Article VIII.

(e) Any claim by an Indemnified Party on account of Adverse Consequences which does not result from a Third Party Claim (“Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof (the “Indemnity Notice”). The failure to give the Indemnity Notice promptly shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Adverse Consequence that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have sixty (60) days after its receipt of the Indemnity Notice to respond in writing to such Direct Claim. During such sixty (60)-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such sixty (60)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(f) Amounts payable by the Indemnifying Party to the Indemnified Party in respect of any Adverse Consequences for which any Party is entitled to indemnification hereunder shall be payable by the Indemnifying Party as incurred by the Indemnified Party.

Section 8.5. Exclusive Remedy. Subject to Sections 9.9(a) and 9.14, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement (including any Environmental Liabilities), shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective representatives arising under or based upon any law, except pursuant to the indemnification provisions set forth in this Article VIII.

Section 8.6. After-Tax Calculations. The amount of any liability indemnified under this Article VIII shall be reduced by the amount of any net reduction in U.S. federal, state and local and foreign income Taxes that has actually been realized by the indemnified party as a result of the event giving rise to the indemnity payment. If such net reduction in Taxes is actually realized after the indemnification payment has been made and with respect to the taxable year of the indemnified party in which the indemnification payment was made or the indemnified party’s next taxable year, the indemnified party shall repay to the indemnifying party the amount of that net Tax reduction (but not to exceed the indemnity payment). For purposes of the two (2) immediately preceding sentences, the net Tax reduction actually realized shall be as set forth in a certificate to be provided by the accountant (and the indemnified party shall cause such accountant to deliver such certificate on or before the due date for the indemnified party’s Tax Return for each year that a net Tax reduction therefrom has been realized) that prepares the indemnified party’s federal income Tax Return, and the indemnifying party shall not have any right to examine the indemnified party’s Tax Return.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Press Releases and Public Announcements. No Party or Seller Parent shall issue any press release or make any public announcement relating to the subject matter of this Agreement or any Transaction Document without the prior written approval of Buyer and Sellers. Notwithstanding anything herein to the contrary, the provisions of this Section 9.1 shall not apply to disclosures required by law or the rules and regulations of any applicable national securities exchange or the Securities and Exchange Commission.

Section 9.2. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. No provision of this Agreement (including the documents and instruments referred to herein) creates any rights in any employee or former employee of either Seller (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement creates any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Benefit Plan or arrangement.

Section 9.3. Entire Agreement. This Agreement and the other Transaction Documents (including the documents referred to herein and therein) and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

Section 9.4. Succession and Assignment.

(a) This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Sellers; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), or (iii) assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Buyer or any of its Affiliates, provided that, in each such case, Buyer remains liable under this Agreement to the same extent as though the assignment or designation had not occurred.

(b) For purposes of clarity, the foregoing limitation on the Parties’ ability to assign either this Agreement or any of its rights, interests, or obligations shall not under any circumstances prohibit, limit or otherwise interfere with Buyer’s ability to sell, assign, convey or otherwise transfer any of the Purchased Assets after Closing.

Section 9.5. Bulk Sales. Each Party hereby waives compliance by the other with the provisions of the bulk transfer, bulk sales or similar law of any jurisdiction with respect to the transactions contemplated by this Agreement.

Section 9.6. Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement, to the extent signed and delivered by means of a facsimile machine or by other electronic transmission of a manual signature (by portable document format (pdf) or other method that enables the recipient to reproduce a copy of the manual signature), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Section 9.7. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.8. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Sellers:	FreightCar Rail Services, LLC c/o FreightCar America, Inc. 2 North Riverside Plaza, Suite 1300 Chicago, Illinois 60606 Attn: General Counsel Facsimile: (312) 928-0890

FreightCar Short Line, Inc. c/o FreightCar America, Inc. 2 North Riverside Plaza, Suite 1300 Chicago, Illinois 60606 Attn: General Counsel Facsimile: (312) 928-0890

Copy to:	Kelley Drye & Warren LLP 333 West Wacker Drive, Suite 2600 Chicago, Illinois 60606 Attn: Andrew Pillsbury Facsimile: (312) 857-7095

If to Buyer:	ARS Nebraska, LLC P.O. Box 800 Eleanor, West Virginia 25070 Attn: Kurt Higginbotham Facsimile: (304) 586-7087

Copy to:

Steptoe & Johnson PLLC

Overnight Mail

Chase Tower, 8th Floor

707 Virginia Street, East

Charleston, West Virginia 25301

Attn: Fred Williams

Other Delivery

P.O. Box 1588

Charleston, West Virginia 25326-1588

Attn: Fred Williams

Facsimile: (304) 353-8180

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 9.9. Dispute Resolution; Governing Law; Venue; Waiver of Jury Trial.

(a) If a dispute arises relating to this Agreement (including a dispute involving the indemnification obligations due by either party pursuant to Article VIII), either party may give written notice to the other party and the executives from each of Buyer and Sellers who are senior (when possible) to the people with responsibility for administering this Agreement and who have the authority to resolve the dispute shall meet face to face at a mutually agreeable location and time and attempt in good faith to resolve the dispute (the “Good Faith Meeting”). The notice shall include the applicable party’s position and a summary of reasons supporting that position. In the event that the Parties are unable to resolve a dispute pursuant to a Good Faith Meeting within thirty (30) days after the Good Faith Meeting, the Parties agree to submit the dispute or controversy to binding arbitration conducted by an independent arbitrator mutually selected by the Parties within fourteen (14) days after the commencement of arbitration or, in the event the parties cannot agree upon such an arbitrator, then by the American Arbitration Association (the “AAA”). The arbitration shall be administered by AAA pursuant to its then-existing Commercial Arbitration Rules and shall be held in Chicago, Illinois. Any decision so rendered in arbitration shall be binding and final on both Parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The award shall be made within six (6) months after the commencement of arbitration, unless extended by mutual agreement of the Parties or by the arbitrator if necessary. Each Party shall bear its own costs and expenses and an equal share of the arbitrator’s and administrative fees of arbitration.

(b) This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby.

Section 9.10. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 9.11. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 9.12. Expenses. Except as otherwise provided herein, Buyer and Sellers will pay all of their own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder, and the consummation of the transactions contemplated hereby.

Section 9.13. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

Section 9.14. Injunctive Relief. The Parties hereby agree that the Business and the Railway are unique and recognize and affirm that in the event of a breach of this Agreement money damages may be inadequate and that they may have no adequate remedy at law. It is accordingly agreed that, in addition to and without limiting any other remedy or right it may have, each Party shall be entitled to seek an injunction, specific performance, or other equitable relief in any court of competent jurisdiction, without any necessity of proving damages or any requirement for the posting of a bond or other security, to enforce its rights and the other Parties’ obligations hereunder. Each Party hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction, specific performance, or other equitable relief hereunder.

Section 9.15. Disclosure Schedule and Exhibits. The Disclosure Schedule and Exhibits to this Agreement are qualified in their entirety by reference to specific provisions of this Agreement. References in the Disclosure Schedule to any contract, Employee Benefit Plan, order, instrument, document or legal proceeding are qualified in their entirety by reference to more detailed information in documents attached thereto or previously delivered or made available to Buyer and its representatives.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the date first above written.

BUYER:

ARS NEBRASKA, LLC

	By:	Appalachian Railcar Services, Inc.
	Its:	Sole Member

By:	/s/ Warren K. Higginbotham
Name:	Warren K. Higginbotham
Title:	President & Secretary

SELLERS:

FREIGHTCAR RAIL SERVICES, LLC

By:	/s/ Joseph E. McNeely
Name:	Joseph E. McNeely
Title:	President

FREIGHTCAR SHORT LINE, INC.

By:	/s/ Joseph E. McNeely
Name:	Joseph E. McNeely
Title:	President